Exhibit 10.67

AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment”), between Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and Carl O’Connell, an individual (“Employee”), is entered into effective as of May 15, 2018 (the “Effective Date”), and amends that certain Employment Agreement, effective as of October 6, 2016, as amended on February 17, 2017 (as amended, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

1.                  Severance. Sections 12B and 12C of the Agreement are hereby amended in its entirety as follows:

B.       Termination Without Cause or Resignation for Good Reason. If the Company terminates Employee’s employment without Cause (defined below) or Employee resigns for Good Reason (defined below), Employee shall be entitled to receive continuing bi-weekly payments of severance pay at a rate equal to Employee’s Base Salary, as then in effect, for twelve (12) months following the date of termination of employment, less all required tax withholdings and other applicable deductions, payable in accordance with the Company’s standard payroll procedures; provided that (1) the first payment shall include any amounts that would have been paid to Employee if payment had commenced on the date of separation from service; and (2) Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. In addition, during the twelve (12) months following the date of termination of employment, with respect to group health benefits, Employee (and his dependents) may elect, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, to remain covered under the Company’s group health plan for the period mandated by COBRA or similar state law. If Employee timely and effectively elects such continuation coverage, the Company will pay the premiums for such coverage of Employee (and his dependents, as applicable) through such twelve-month period; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the foregoing, no payments under this Paragraph 12B will be paid unless the Employee executes and does not revoke a Separation Agreement and Release in the form provided by the Company and all rescission periods have expired without any actual or attempted rescission. Subject to the foregoing, any payments due under this Paragraph 12B shall commence within sixty (60) days of Employee's termination of employment, provided that if such sixty (60)-day period spans two calendar years, payments shall commence in the latter calendar year.

C.       Termination Upon a Change of Control. If the Company or any successor in interest to the Company terminates Employee’s employment within three (3) months before or twelve (12) months after a Change of Control (defined below), Employee shall be entitled to receive (i) his accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment, (ii) continuing bi-weekly payments of severance pay at a rate equal to Employee’s Base Salary, as then in effect, for twelve (12) months following the date of termination of employment, less all required tax withholdings and other applicable deductions, payable in accordance with the Company’s standard payroll procedures, and (iii) the pro-rated amount of any unpaid bonus for the calendar year in which the Change of Control occurs, assuming 100% achievement of bonus objectives; provided that the first payment shall include any amounts that would have been paid to Employee if payment had commenced on the date of separation from service; and further provided that Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. In addition, during the twelve (12) months following the date of termination of employment, with respect to group health benefits, Employee (and his dependents) may elect, in accordance with and subject to the COBRA or similar state law, to remain covered under the Company’s group health plan for the period mandated by COBRA or similar state law. If Employee timely and effectively elects such continuation coverage, the Company will pay the premiums for such coverage of Employee (and his dependents, as applicable) through such twelve-month period; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. The payments described in this Paragraph 12C are in lieu of, and not in addition to, the payments described in Paragraph 12B, it being understood by Employee that he shall be paid only one severance. Notwithstanding the foregoing, no payments under this Paragraph 12B will be paid unless the Employee executes and does not revoke a Separation Agreement and Release in the form provided by the Company and all rescission periods have expired without any actual or attempted rescission. Subject to the foregoing, any payments due under this Paragraph 12C shall commence within sixty (60) days of Employee's termination of employment, provided that if such sixty (60)-day period spans two calendar years, payments shall commence in the latter calendar year. A Change of Control may also accelerate vesting under the Option as provided in Section 2D.

2.                  Miscellaneous.

(a)               Continuing Validity. Except as expressly modified by this Amendment, the Agreement remains in full force and effect.

(b)               Counterparts. This Amendment may be executed in two or more counterparts and by electronic signature, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Amendment as of the date first written above.

EMPLOYEE		XTANT MEDICAL HOLDINGS, INC.

Print Name: Carl O’Connell		Print Name: Jeff Peters

Signature:	/s/ Carl O’Connell	Signature:	/s/ Jeff Peters

Date:	May 15, 2018	Title:	Chairman of the Board

		Date:	May 15, 2018

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